Exhibit 4.49

T H I S   A G R E E M E N T   is made the  18th   day of  March  2013

BETWEEN

(1)
GLOBAL SOURCES PROPERTIES LIMITED (registered under the Business Registration Ordinance with business registration number of 31201186) whose registered office is situate at 22nd Floor Vita Tower, 29 Wong Chuk Hang Road, Hong Kong ("the Vendor") and

(2)
MEDIA PROPERTY LIMITED (registered under the Business Registration Ordinance with business registration number of 6545870) whose registered office is situate at 13th Floor, Amber Commercial Building, 70 Morrison Hill Road, Hong Kong ("the Purchaser").

WHEREBY  IT  IS  AGREED  by and between the parties hereto as follows :

1.
The Vendor sells and the Purchaser purchases the land described in the First Schedule hereto ("the Property") for the residue of the term of years with the right of renewal (if any) created by or (as the case may be) for the entitlement to a government lease under the Government Lease referred to in the First Schedule hereto ("the Government Lease") absolutely.

2.	(a)
The purchase price for the Property is set out in Part I of the Second Schedule hereto ("the Purchase Price") which shall be paid and satisfied by the Purchaser in manner set out in Part II of the Second Schedule hereto.

(b)	(i)
In respect of payment of the balance of Purchase Price or any part thereof required to be made hereunder, the party making such payment ("the Payer") shall deliver to the party to whom such payment is to be made ("the Payee") on the date on which such payment is required to be made hereunder a cashier's order issued by a licensed bank in Hong Kong or a solicitor's cheque drawn on a licensed bank in Hong Kong in favour of the Payee for the relevant amount.

(ii)
Where the Purchase Price or any part thereof is required to be applied by the Payee to discharge an existing mortgage, charge or incumbrance, or to pay any person(s) who will be a party to the assignment on completion of the sale and purchase herein, the Payee or the Payee's solicitors shall be entitled, by giving the Payer or Payer's solicitors reasonable prior notice in writing, to require the Payer to split such payment and deliver to the Payee's solicitors one or more cashier's order(s) or solicitors' cheque(s) issued in favour of the person(s) or party(ies) entitled to such payment(s) and a separate cashier's order or solicitor's cheque in favour of the Payee for the balance.  The provisions of paragraph (i) above shall apply to such cashier's orders or solicitors' cheques.

(iii)	A Payer shall not be deemed to have discharged the obligation to make payment hereunder unless in making such payment, the Payer also complies with the provisions of this Clause.

3.
Completion shall take place at the offices of the Vendor's Solicitors at 60l, Prince's Building, Chater Road, Central, Hong Kong, on or before the date set out in Part III of the Second Schedule hereto.

4.	Vacant possession of the Property shall be given to the Purchaser on the date of completion (unless otherwise agreed by the Purchaser).

5.	Time shall in every respect be of the essence of this Agreement.

6.	The Vendor shall assign the Property as beneficial owner.

7.	The Property is sold subject to and with the benefit of the matters described in the Third Schedule hereto.

8.
The Vendor hereby agrees and covenants that he shall at his own costs and expenses pay off and obtain a discharge or release of all existing mortgage(s) and charge(s) (if any) in respect of or affecting the Property on or before completion.

9.
The Purchaser hereby declares and confirms that the Purchaser has inspected the Property and he is purchasing the Property in its present physical state and condition. The Property is and will be sold on an "as is" basis and in the physical state and condition as it stands.

10.
The parties hereto hereby declare that they fully understand and acknowledge that no date other than the date of the agreement for sale referred to in Clause 1 in the Fifth Schedule hereto (which date will be completed in the I.R.S.D. Forms for stamping purpose of this Agreement and/or the Assignment made pursuant to this Agreement [as the case may be]) may be claimed as the relevant date for valuation of the Property once this Agreement and/or the Assignment made pursuant to this Agreement has/have been submitted for stamping.

11.	(a)
Each party shall pay his own Solicitors' costs of and incidental to the preparation, approval and completion of this Agreement and the Assignment made pursuant to this Agreement Provided however that if the Purchaser shall sub-sell the Property or any part or parts thereof to any sub-purchaser(s) at a price or for a total price higher than the Purchase Price mentioned herein or if the Purchaser shall require the Vendor to execute more than one assignment in respect of the Property on completion, then the additional costs (if any) charged by the Vendor's Solicitors for approving such assignment or assignments (at half scale charge) shall be borne by the Purchaser.

(b)
All land registration fees and stamp duty payable in connection with this sale and purchase (including but not limited to the land registration fees and stamp duty payable on the agreement for sale (if any) referred to in Clause 1 in the Fifth Schedule hereto and this Agreement, any subsequent agreement for sale or disposal of the Property on or before completion herein and the Assignment made pursuant to this Agreement) shall be borne by the Purchaser absolutely.  The Purchaser shall indemnify and keep the Vendor indemnified against any losses, damages, claims, proceedings, costs and expenses (including without limitation legal costs and expenses) and penalties which the Vendor may suffer or incur through, arising from or in connection with any such stamp duty not being fully and/or punctually paid by the Purchaser. This sub-clause (b) shall survive notwithstanding completion of this sale and purchase.

(c)
If the Purchaser shall sub-sell the Property to any sub-purchaser(s) at a price higher than the Purchase Price mentioned herein, the Vendor's Solicitors shall charge, in addition to the legal costs for approving an assignment at the consideration equivalent to the Purchase Price mentioned herein, such further legal costs (which the Purchaser hereby agrees to reimburse the Vendor) computed as follows:-

(i)
for the first sub-sale of the Property by the Purchaser, a sum of HK$1,000.00 or a sum equivalent to the difference between (i) the legal costs for approving an assignment of leasehold property at the consideration equivalent to the Purchase Price mentioned herein computed pursuant to Part I of the First Schedule to the Solicitors (General) Costs Rules ("the Rules") of the Legal Practitioners Ordinance Cap.159 of the Laws of Hong Kong and (ii) the legal costs for approving an assignment of leasehold property at the consideration equivalent to the purchase price under the said first sub-sale of the Property computed pursuant to Part I in the First Schedule to the Rules, whichever is the greater; and

(ii)	for each further sub-sale (if any) of the Property, a sum of HK$1,000.00.

(d)
Notwithstanding any provision to the contrary herein, the Purchaser shall on completion pay to the Vendor’s Solicitors the costs for preparing a set of certified copies of all deeds and documents relating to the Property as well as other properties retained by the Vendor except those relating exclusively to the Property.

12.
There are incorporated into this Agreement as if they were herein written the conditions respectively on the part of the Vendor and the Purchaser set out in Part A of the Second Schedule to the Conveyancing and Property Ordinance, Cap.219 of the Laws of Hong Kong (“the Ordinance”) (a copy of which is annexed hereto for reference) unless they are inconsistent with the provisions herein in which event the provisions herein shall prevail save for Conditions 2, 7, 9, 10 and 11 thereof which shall be omitted in any event.

13.	(a)	The Vendor shall give good title to the Property in accordance with Section 13A of the Conveyancing and Property Ordinance Cap.219.

(b)
The Vendor shall, in accordance with Section 13 of the Ordinance, prove his good title to the Property at the Vendor's own expense and he shall at the like expense make and furnish to the Purchaser such original or certified copies of any deeds or documents of title, wills and matters of public record as may be necessary to prove such title. The costs of verifying the title by inspection and examination including search fee shall be borne by the Purchaser who shall also if he requires certified copies of any documents in the Vendor's possession relating to the Property as well as to other property retained by the Vendor pay the costs of such certified copies.

(c)
Such of the title deeds and documents in the possession of the Vendor as are required for the purpose of giving title to the Property will be delivered to the Purchaser on completion. All other title deeds and documents in the possession of the Vendor which relates to the Property as well as other properties being retained by the Vendor will be retained by the Vendor and the Vendor will, if required on completion, give to the Purchaser a covenant for safe custody thereof and for production and delivery of certified copies thereof, such covenant to be prepared by and at the expense of the Purchaser.

(d)
Any requisition or objection in respect of the title deeds and documents of the Property shall be delivered in writing to the Vendor's solicitors not later than seven (7) business days and from the date of receipt of the title deeds in respect of the Property by the Purchaser's Solicitors and any further requisition or objection arising upon any reply to a former requisition shall be delivered in writing to the Vendor's solicitors not later than seven (7) business days and from the date of receipt of such reply by the Vendor's solicitors to the Purchaser's solicitors, otherwise the same shall be deemed waived.

(e)
If the Purchaser shall make and insist on any objection or requisition either as to title or any matter appearing on the documents of title or otherwise which the Vendor shall be unable or (on the grounds of difficulty, delay, expense or any other reasonable ground) unwilling to remove or comply with, or if the title of the Vendor shall be defective, the Vendor shall notwithstanding any previous negotiation or litigation be at liberty to determine this agreement by 5 business days' notice in writing to the Purchaser in which case unless the relevant requisitions or objections shall have been withdrawn by the Purchaser or complied with by the Vendor this Agreement shall at the expiration of such notice be terminated in which case the Purchaser shall be entitled to the return of the Deposit but without costs, compensation, and if that return is made within 7 business days, without interest and the parties hereto shall at their own respective costs enter into and caused to be registered at the Land Registry an Agreement for cancellation of this Agreement.

14.	Completion of the sale and purchase shall take place at the offices of the Vendor's solicitors at or before 5:00 p.m. on the date set out in Part III of the Second Schedule hereto at the latest.

15.
The Vendor declares that he has no actual knowledge of and has not received any notice under the Lands Resumption Ordinance (Cap.124) or the Mass Transit Railway (Land Resumption and Related Provisions) Ordinance (Cap.276) or any form of notice of a similar nature under any other Ordinances the implementation of which would materially affect the occupation or enjoyment of the Property and that he has no actual knowledge whatsoever whether the Property is included in or affected by any lay-out plans (draft or approved) under the Town Planning Ordinance (Cap.131). The Purchaser shall be solely responsible for making his own inquiries and investigation regarding any provisions or redevelopment restrictions affecting the Property.

16.
The Purchaser shall on completion and upon production of the relevant receipt(s) or other evidence of payment pay to the Vendor the management fee deposit, public water deposit, public utility deposit, public electricity deposit, the sinking fund or funds of a like nature paid or contributed by the Vendor in respect of the Property and all such other deposits (save and except private water meter deposit, private electricity meter deposit and private gas meter deposit in respect of the Property) which the Vendor has paid in respect of the Property and subsisting and transferable to the Purchaser.

17.
The Purchaser has been advised that it would be difficult for the Vendor to transfer the insurance policy (if any) on the Property or the benefit thereof to the Purchaser and hence no such transfer will be made. Immediately after the signing of this Agreement, the Property shall as between the Vendor and the Purchaser be at the Purchaser's risk. The Purchaser is advised to take out proper insurance coverage on the Property for his own protection and benefit.

18.
The Vendor and the Purchaser agree and authorise their respective solicitors to complete the transaction on the basis of cross undertakings in the form from time to time recommended by the Law Society of Hong Kong with such variations thereto as they may agree unless either party hereto shall serve on the other party at least 5 working days before the date of completion a notice in writing requesting formal completion. In the latter event, formal completion shall take place but notwithstanding such formal completion, the Purchaser shall accept the undertaking given by the Vendor's solicitors to send the Release/Discharge of the existing Mortgage/Charge to the Purchaser's solicitors within the specified period as recommended by the Law Society.

19.
Notwithstanding anything to the contrary, it is hereby expressly agreed and declared by the parties hereto that if the Purchaser shall request from the Vendor any certified copies of title deeds or documents in respect of the Property which the Vendor has an obligation hereunder to provide to the Purchaser and do not relate exclusively to the Property and duly registered in the Land Registry, the Purchaser shall, notwithstanding the fact that any of such certified copies shall not have been provided to the Purchaser prior to completion, complete the purchase of the Property in accordance with the terms herein contained Provided that the Vendor's solicitors shall procure copies of such documents to the Purchaser’s solicitors for proof of title of the Property and give an undertaking to the Purchaser or the Purchaser's solicitors to provide such certified copies to the Purchaser's solicitors within 30 days after completion.

20.	The Vendor and the Purchaser hereby agree that the terms and conditions, if any, set out in the Fourth Schedule hereto shall apply to this Agreement and shall be deemed to be incorporated herein.

21.
No warranties or representations express or implied of any kind other than those set out herein (if any) are or have been made or given by the Vendor or by anybody on his behalf and if any such warranties or representations express or implied has been made, the same is withdrawn or deemed to have been withdrawn immediately before the signing of this Agreement.

22.
Each party hereto hereby warrants and represents to and undertakes with the other that the name, address and the number of identification document/Business Registration number (as the case may be) of such party as specified on page 1 of this Agreement and the information specified in the Fifth Schedule to this Agreement are in all respects accurate to the best knowledge of such party and such party undertakes to fully indemnify the other against all losses damages costs claims demands actions and proceedings incurred or suffered by or made or taken against the other party as a result of any breach of the aforesaid warranty representation and/or undertaking. It is hereby agreed that this Clause shall survive notwithstanding completion.

23.	(a)	If the Purchaser shall fail to complete the purchase in accordance with the terms of this Agreement:-

(i)	all sums paid by the Purchaser by way of deposit under items (a) and (b) of Part II of the Second Schedule hereto shall be forfeited to the Vendor; and

(ii)	the Vendor may determine this Agreement without the need to tender an assignment to the Purchaser.

(b)
Upon determination of this Agreement, the Vendor may resell the Property either by public auction or private contract or in such other manner as the Vendor may in his discretion deem fit and subject to such stipulations as the Vendor may think fit and any increase in price on a resale shall belong to the Vendor. On a resale, any deficiency in price shall be made good and all reasonable expenses attending such resale shall be borne by the Purchaser and such deficiency and expenses shall be recoverable by the Vendor.

(c)
On the exercise of the Vendor's right to determine this Agreement as aforesaid the Vendor shall have the right, if this Agreement shall have been registered at the Land Registry, to register at the Land Registry an instrument signed by the Vendor alone evidencing determination of the sale of the Property as aforesaid.

(d)	This Clause shall not preclude or be deemed to preclude the Vendor from taking other steps or remedies to enforce the Vendor's rights under this Agreement or otherwise.

24.
Notwithstanding any provision to the contrary herein, on the exercise of the Vendor's right to determine and/or rescind and/or annul this Agreement/this sale, the Vendor shall have the right, if this Agreement shall have been registered at the Land Registry, to register at the Land Registry an instrument signed by the Vendor alone evidencing such determination and/or rescission and/or annulment of the sale of the Property and/or to vacate the registration of this Agreement.

25.	Where two or more persons are comprised in the expressions "the Vendor" and/or "the Purchaser" the agreements herein contained shall be deemed to be made by such persons jointly and severally.

26.           In this Agreement, unless the contrary intention appears:-

(a)	the expressions specified below shall have the following meanings attributed to them:-

(i)	"business day" - a day on which licensed banks are open for normal banking business in Hong Kong but excludes a Saturday, Sunday and Public Holiday;

(ii)	"business hours" - 9:00 a.m. to 5:00 p.m.

(iii)	"Hong Kong" - the Hong Kong Special Administrative Region of the People's Republic of China.

(b)
If any of the date or dates stipulated herein for payment or for completion shall fall on a day which is not a business day or shall fall on a day when typhoon signal No.8 or above or black rainstorm signal is hoisted in Hong Kong at any time during business hours, such date or dates for payment or completion (as the case may be) shall automatically be postponed to the next business day.

28.
In the event of the Vendor failing to complete the sale of the Property in accordance with the terms hereof, all moneys paid by the Purchaser to the Vendor pursuant to the provisions of this Agreement shall be forthwith returned to the Purchaser who shall also be entitled to recover from the Vendor damages which the Purchaser may sustain by reason of such failure on the part of the Vendor and it shall not be necessary for the Purchaser to tender an Assignment to the Vendor for execution or the balance of Purchase Price.

29.
Nothing in this Agreement contained shall be so construed as to prevent the Vendor or the Purchaser from bringing an action and obtaining a decree for specific performance of this Agreement either in lieu of the aforesaid damages or in addition thereto as the party bringing such action may have sustained by reason of the failure or breach by the other party to this Agreement

30.
The Vendor shall allow the Purchaser and/or his proposed mortgagee or his authorised agents to inspect the Property once for the Purchaser and his proposed mortgagee or its agents for valuation of the Property upon prior appointment with the Vendor and once again for the purpose of ascertaining delivery of vacant possession on completion but before completion.

31.
Notwithstanding any provisions to the contrary herein, should any party (the defaulting party) owing to his own fault fail to complete the sale and purchase in accordance with the terms of this Agreement, the defaulting party shall be responsible for payment of all stamp duty payable on this Agreement and in this sale and purchase transaction and the estate agent's commission payable in this transaction.

32.
The Vendor hereby declares and warrants that no third party (whether related or otherwise) has any right or interest whatsoever, whether legal or equitable, in the Property. The Vendor further declares and warrants that the Vendor is the sale legal and beneficial owner of the Property and has the absolute right and interest in the Property which was purchased and/or redeemed (if mortgaged) with the Vendor's own monies. The Purchaser has been advised by his solicitors that he should verify the above warranties given by the Vendor before completion. In the event of the establishment of a third party’s claim of proprietary interest of the Property, whether legal or equitable, on or before completion, the deposits paid hereunder shall forthwith be refunded to the Purchaser in full without prejudice to the Purchaser's right to claim against the Vendor for all losses and damages sustained by the Purchaser by reason of the Vendor's failure and/or inability to complete the sale in accordance with the terms hereof and it shall not be necessary for the Purchaser to tender an Assignment to the Vendor for execution.

FIRST    SCHEDULE

1.	The Property -

(a)	Description, address, lot number, sections, undivided shares etc.:

ALL THOSE 10181 equal undivided 750,000th parts or shares of and in ALL THAT piece or parcel of ground registered in the Land Registry as ABERDEEN INLAND LOT NO.423 (“the Lot”) And of and in the messuages erections and buildings thereon now known as  SOUTHMARK (南滙廣場), No.11 Yip Hing Street, Wong Chuk Hang, Hong Kong (“the Building”) TOGETHER with the sole and exclusive right and privilege to hold use occupy and enjoy FIRST ALL THOSE UNITS 1, 2, 3, 5 and 6 on the 26TH FLOOR of PACIFIC LINK TOWER and ALL THOSE UNITS 7, 8, 9, 10 and 11 on the 26TH FLOOR of TOWER B of the Building (which said Units are for identification purpose shown and coloured Pink and marked 1, 2, 3, 5, 6, 7, 8, 9, 10 and 11 on the 22-23rd and 25-27th Floor Plan annexed to an Assignment registered in the Land Registry by Memorial No.08082801790143 (“the Assignment”)) and SECONDLY ALL THOSE CAR PARKING SPACES (Private Carparks) NOS.P105, P107 and P127 on the FIRST FLOOR of the Building (which said Car Parking Spaces (Private Parks) are for identification purpose shown and coloured Pink and marked P105, P107 and P127 on the First Floor Plan annexed to the Assignment).

(b)	Exceptions and reservations, etc.:

Except and reserved as in the Government Lease and the Assignment are excepted and reserved.

(c)	Easements and other appurtenant rights, if any:

Subject to and with the benefit of all the existing rights rights of way (if any) and all rights, privileges, easements and appurtenances belonging to or affecting the Property.

 2.           The Government Lease -

A Government Lease of the Lot is deemed to have been issued by virtue of section 14 of the Conveyancing and Property Ordinance Cap.219 of the Laws of Hong Kong upon compliance with the conditions precedent contained in certain Agreement and Conditions of Sale registered in the Land Registry as Conditions of Sale No.12188, brief particulars of which are as follows:-

(a)	Date:
The 17th day of December 1991

(b)	Parties:
Lee May Investments Limited of the one part and
The Government of Hong Kong of the other part

(c)	Term:
For the term of years commencing from the 17th day of December 1991 and expiring on the 30th day of June 2047.

(d)	Lot Number:
Aberdeen Inland Lot No.423.

SECOND   SCHEDULE

Part I  (Purchase Price)

Purchase Price for the Property :

HONG KONG DOLLARS SIXTY NINE MILLION NINE HUNDRED AND SIXTY THOUSAND AND ONE HUNDRED ONLY (HK$69,960,100.00)

Part II  (Manner of Payment)

(a)	HK$3,498,005.00	to the Vendor as an initial deposit has been paid on or before signing of this Agreement.

(b)	HK$3,498,005.00	to the Vendor as further deposit to be paid on 18th March 2013.

(c)	HK$62,964,090.00	being the balance of Purchase Price to be paid to the Vendor on completion.

Part III

Date of Completion:   the 28th  day of  March   2013

THIRD  SCHEDULE

A Deed of Mutual Covenant and Management Agreement registered in the Land Registry by Memorial No.UB6420264.

FOURTH   SCHEDULE

NIL

FIFTH   SCHEDULE

1.
The parties hereto declare that this Agreement supersedes an agreement for sale (as defined in the Stamp Duty Ordinance Cap.117 of the Laws of Hong Kong) made between the same parties hereto on the same terms hereof (as defined in the said Stamp Duty Ordinance) on the 22nd day of February 2013.

2.
The parties hereto hereby declare that to the best of their knowledge, no consideration (save and except the Purchase Price herein mentioned) has been paid or given, or has been agreed to be paid or given, to any person for or in connection with this Agreement or any conveyance on sale pursuant to this Agreement (excluding legal expenses and agency fee).

3.	The Property is a non-residential property within the meaning of section 29A(1) of the Stamp Duty Ordinance Cap.117 of the Laws of Hong Kong.

SIGNED  by the Vendor                                                      )
)
)
)
)
for and on behalf of the Vendor                                        )
in the presence of:-                                                              )

Solicitor, Hong Kong SAR
Messrs. Wilkinson & Grist
Solicitors and Notaries, Hong Kong SAR

          R E C E I V E D  on or before                                                       )
)
the day and year first above written of and                                       )
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from the Purchaser the above-mentioned deposits                          )
)
in the total sum of HK$6,996,010.00                                                     )
______________________________

                                                                         the Vendor

SIGNED  by the Purchaser                                                 )
)
)
)
)
)
for and on behalf of the Purchaser                                    )
in the presence of:-                                                              )

Solicitor, Hong Kong SAR
Messrs. Simon Reid-Kay & Associates
Solicitors, Hong Kong

DATED  the  18th  day of  March  2013

AGREEMENT FOR SALE AND PURCHASE

REGISTERED  in the Land Registry by Memorial No.

on:-

p. Land Registrar

WILKINSON & GRIST
SOLICITORS AND NOTARIES
HONG KONG
CYN/CL WG002-V2

SECOND SCHEDULE

COVENANTS AND CONDITIONS WHICH MAY BE
INCORPORATED BY REFERENCE

PART A

(In an Agreement for Sale of a Residential, Commercial,
Industrial or Other Unit in a Completed Building)

1.      RENTS, OUTGOINGS AND APPORTIONMENTS

The rents and profits shall be received and all outgoings shall be discharged by the vendor up to and inclusive of the actual day of completion and as from but exclusive of that day all outgoings shall be discharged by the purchaser.  All such rents, profits and outgoings shall, if necessary, be apportioned between the vendor and the purchaser and paid on completion.

2.      INSURANCE

(1)As from the date of this agreement, the vendor shall hold in trust for the purchaser the benefit of any  existing policy of insurance relating to the property.

(2)The vendor does not warrant that any or any adequate policy of insurance exists relating to the property, or if any such policy exists, that it will be renewed on expiration.

(3)The vendor shall, if required, and at the expense of the purchaser obtain or consent to an endorsement of notice of the purchaser's interest on the policy of insurance relating to the property and in such case the vendor (keeping such policy in force) may require the purchaser to pay on completion a proportionate part of the premium from the date of this agreement.

3.      CONDITION OF PROPERTY

The purchaser purchases with full knowledge of the physical condition of the property and takes it as it stands.

4.      EASEMENTS, RIGHTS AND LIABILITIES

(1)The vendor warrants that the property is not adversely affected by any easement, right, privilege or liability of which he is aware or could have ascertained on reasonable inquiry other than

(a)those disclosed in this agreement; or

(b)those of which the purchaser is aware or could have ascertained on reasonable inspection of the property.

(2)Subject to subclause (1), the property shall be conveyed subject to all easements, rights, privileges and liabilities adversely or beneficially affecting it.

5.      TENANCIES

(1)This condition applies if the property is sold subject to any tenancy and shall have effect notwithstanding any partial or incomplete reference in the agreement to any tenancy.

(2)Full particulars of all tenancies not vested in the purchaser having been furnished to him, the purchaser shall be deemed to purchase with full knowledge thereof and shall take the property subject to the rights of the tenants thereunder or by reason thereof.

(3)The vendor gives no warranty as to the amount of rent lawfully recoverable from any tenant, as to the effect of any legislation in relation to any tenancy or as to compliance with any legislation affecting the same.

(4)The vendor shall inform the purchaser of any change in the disclosed terms and conditions of any tenancy.

(5)If a tenancy subject to which the property is sold terminates for any reason, the vendor shall inform the purchaser and, on being indemnified by the purchaser against all consequential loss, expenditure or liability, shall act as the purchaser directs.

(6)Subclauses (4) and (5) shall not entitle the vendor to agree to, or permit, any change in the terms and conditions of any tenancy or its termination.

6.      ERRORS, OMISSIONS AND MISSTATEMENTS

(1)No error, omission or misstatement herein or in any plan furnished or any statement made in the course of the negotiations leading to the contract shall annul the sale or entitle the purchaser to be discharged from the purchase.

(2)Any such error, omission or misstatement shown to be material shall entitle the purchaser to proper compensation, provided that the purchaser shall not in any event be entitled to compensation for matters falling within clause 3 or 5(3) hereof.

(3)No immaterial error, omission or misstatement (including a mistake in any plan furnished for identification only) shall entitle either party to compensation.

(4)Subclause (1) shall not apply where compensation for any error, omission or misstatement shown to be material cannot be assessed nor enable either party to compel the other to accept or convey property differing substantially (in quantity, quality, tenure or otherwise) from the property agreed to be sold if the other party would be prejudiced by the difference.

(5)The Misrepresentation Ordinance applies to this agreement.

7.      REQUISITIONS

(1)Any requisition or objection in respect of the title shall be delivered in writing to the vendor's solicitors as soon as practicable after delivery of the title deeds and, in any event, not later than 14 days prior to the date of completion.

(2)If the purchaser shall make and insist on any objection or requisition either as to title or any matter appearing on the title deeds or otherwise which the vendor shall be unable or (on the grounds of difficulty, delay or expense or on any other reasonable ground) unwilling to remove or comply with, or if the title of the vendor shall be defective, the vendor shall notwithstanding any previous negotiation or litigation be at liberty to annul the sale in which case the purchaser shall be entitled to the return of the deposit but without costs or compensation and, if that return is made within 7 days, without interest.

8.      DOCUMENTS OF TITLE

Such of the documents of title as are required for the purpose of giving title to the property shall be delivered to the purchaser.  All other documents of title in the possession of the vendor shall be retained by the vendor who shall, if so required on completion of the sale, give to the purchaser a covenant for safe custody thereof and for production and delivery of copies thereof, such covenant to be prepared by the purchaser.

9.      GOOD TITLE

The vendor shall give title to the property in accordance with section 13A of the Conveyancing and Property Ordinance (Cap.219).  The vendor shall, in accordance with section 13 of that Ordinance, prove his title to the property at the vendor's own expense and shall at the like expense make and furnish to the purchaser such copies of any deeds or documents of title, wills and matters of public record as may be necessary to prove such title.  The costs of verifying the title by inspection and examination, including search fees, shall be borne by the purchaser who shall also, if the purchaser requires copies of any documents in the vendor's possession relating to other premises retained by the vendor as well as to the property pay the cost of such copies.

10.    FAILURE OF THE PURCHASER

If the purchaser shall fail to comply with any of the terms and conditions of the agreement the deposit money shall be absolutely forfeited as and for liquidated damages (and not as a penalty) to the vendor who may (without being obliged to tender an assignment to the purchaser) rescind the agreement and either retain the property the subject of the agreement or any part or parts thereof or resell the same either as a whole or in lots, and either by public auction or by private contract, or partly by the one and partly by the other, and subject to such conditions and stipulations as to title or otherwise as the vendor may think fit.  Any deficiency arising from such resale and all expenses attending the same or any attempted resale shall be made good and paid by the purchaser as and for liquidated damages, and any increase in price realized by any such resale shall belong to the vendor.  This clause shall not preclude or be deemed to preclude the vendor from taking other steps or remedies to enforce the vendor's rights under the agreement or otherwise.  On the exercise of the vendor's right of rescission under the agreement the vendor shall have the right, if the agreement shall have been registered in the Land Registry, to register at the Land Registry an instrument to rescind the sale of the property.  This clause shall not prevent the vendor recovering in addition to liquidated damages, damages representing interest paid or lost by him by reason of the purchaser's failure.

11.    FAILURE OF THE VENDOR

In the event of the vendor failing to complete the sale in accordance with the terms of the agreement it shall not be necessary for the purchaser to tender an assignment to the vendor for execution before taking proceedings to enforce specific performance of the agreement or for damages for breach of the agreement.

12.  PROPER ASSURANCE

Upon completion of the sale the vendor and all other necessary parties (if any) shall execute a proper assurance to the purchaser (or his nominee or sub-purchaser) in accordance with the agreement but otherwise free from incumbrances.

13.    RECEIPT OF MONEY

(1)The vendor's solicitors are the vendor's agents for the purposes of the receipt of any money due under this agreement and any payment made under the agreement to the vendor's solicitors shall be a full and sufficient discharge of the purchaser's obligation in respect of that payment.

(2)Any revocation of the authority of the vendor's solicitors under this clause shall be effective only if it

(a)is in writing addressed to the purchaser;

(b)is delivered to the purchaser care of his solicitors at least 7 days before completion; and

(c)specifically identifies this agreement.